Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2016 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 2, 2016 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
Net income per diluted share(1)	$0.48	Net income per diluted share(1)	$1.47
Operating income(2) per diluted share(1)	$0.41	Operating income(2) per diluted share(1)	$1.32
Net realized investment gains per share(1)	$0.07	Net realized investment gains per share(1)	$0.15
GAAP combined ratio	100.9%	GAAP combined ratio	99.5%
		Book value per share	$37.83
		Return on equity(3)	5.5%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses, of $12.4 million ($0.48 per diluted share) for the three-month period ended September 30, 2016 (the "third quarter"), compared to consolidated net income of $19.5 million ($0.77 per diluted share) for the same period in 2015. For the nine-month period ended September 30, 2016 ("year-to-date"), consolidated net income, including net realized investment gains and losses was $37.9 million ($1.47 per diluted share), compared to $58.2 million ($2.31 per diluted share) for the same period in 2015.

The Company reported consolidated operating income(2) of $0.41 per diluted share for the third quarter, compared to consolidated operating income of $0.75 per diluted share for the same period in 2015. Year-to-date, consolidated operating income was $1.32 per diluted share, compared to consolidated operating income of $2.25 per diluted share for the same period in 2015.

"The third quarter results were within our expectations and an indication to us that we remain on track to meet our strategic initiatives developed in our 2020 vision plan," stated Randy Ramlo, President and Chief Executive Officer. "This quarter was highlighted by continued organic premium growth, increased investment income and our catastrophe losses impact to the combined ratio was below our 10-year historical average for third quarters. However, the third quarter was impacted by an increase in commercial fire losses and commercial auto losses, which we are already addressing by implementing changes to improve the performance of these two lines of business."

Consolidated net premiums earned increased 8.6 percent and 10.7 percent, respectively, in the three- and nine-month periods ended September 30, 2016 as compared to the same periods of 2015. Total revenues increased 9.4 percent and 10.0 percent, respectively, in the three- and nine-month periods ended September 30, 2016 as compared to the same periods of 2015. Offsetting this strong revenue growth was an increase in large commercial fire losses during the third quarter.
__________________________
(1) Per share amounts are after tax.
(2) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

The Company recognized consolidated net realized investment gains of $2.6 million during the third quarter, compared to consolidated net realized investment gains of $1.0 million for the same period in 2015.

Consolidated net investment income was $26.7 million for the third quarter, an increase of 11.0 percent, as compared to net investment income of $24.1 million for the same period in 2015. Year-to-date, consolidated net investment income was $73.4 million, a slight decrease compared to net investment income of $74.2 million for the same period in 2015. The increase in net investment income for the quarter was primarily driven by the change in value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions. The decrease in the nine-month period ended September 30, 2016 is primarily due to a decrease in reinvestment interest rates on our life segment portfolio.

Consolidated net unrealized investment gains, net of tax, totaled $179.8 million as of September 30, 2016, an increase of $51.4 million or 40.1 percent from December 31, 2015. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates, which positively impacted the valuation of our fixed maturity security portfolio during 2016 and, to a lesser extent, an increase in the fair value of our equity security portfolio.

Total consolidated assets as of September 30, 2016 were $4.1 billion, which included $3.3 billion of invested assets. The Company's book value per share was $37.83, which is an increase of $2.89 per share or 8.3 percent from December 31, 2015 and is primarily attributed to net income of $37.9 million and an increase in net unrealized investment gains of $51.4 million, net of tax, during the first nine months of 2016, partially offset by shareholder dividends of $18.2 million.

The annualized return on equity was 5.5 percent for the nine-month period ended September 30, 2016.

P&C Segment

Net income for the property and casualty insurance segment totaled $11.6 million ($0.45 per diluted share) for the third quarter, compared to net income of $18.0 million ($0.71 per diluted share) in the same period in 2015. Year-to-date, net income for the property and casualty insurance segment totaled $37.1 million ($1.44 per diluted share), compared to net income of $54.4 million ($2.16 per diluted share) in the same period of 2015.

Net premiums earned increased 9.4 percent to $239.5 million in the third quarter, compared to $219.0 million in the same period of 2015. Year-to-date, net premiums earned increased 10.1 percent to $692.0 million, compared to $628.4 million in the same period of 2015. The increases in both the three- and nine-month periods ended September 30, 2016, were due to organic growth from new business writings and geographical expansion.

Rate increases in low-single digits

"Competitive market conditions continued during the quarter for both renewals and new business. Renewal pricing increases for both commercial and personal lines averaged low-single digits," stated Ramlo. "This is the 20th consecutive quarter of renewal premium pricing increases for UFG, however the rate increases are not matching the increase in loss cost. For new business, the rate increases for the commercial lines were primarily in commercial auto and commercial property. There were no rate increases on new business for personal lines."

Catastrophe losses below 10-year historical average for third quarter

Catastrophe losses totaled $12.5 million ($0.32 per diluted share) for the third quarter, compared to $7.0 million ($0.18 per diluted share) for the same period in 2015. Year-to-date, catastrophe losses totaled $52.4 million ($1.32 per diluted share), compared to $27.3 million ($0.71 per diluted share) for the same period in 2015.

"Catastrophe losses in the third quarter remain within our expectations. Our 10-year historical average catastrophe load for the third quarter adds an average of 7.8 percentage points to the GAAP combined ratio," stated Ramlo. "In the third quarter of 2016, catastrophe losses added 5.2 percentage points to the GAAP combined ratio compared to 3.2 percentage points in the third quarter of 2015."

Reserve development

The property and casualty insurance segment experienced $0.7 million of favorable development in our net reserves for prior accident years during the third quarter in 2016 and 2015. Year-to-date, favorable development in our net reserves for prior accident years was $27.1 million, compared to $24.1 million in the same period in 2015. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2016, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio increased by 6.8 percentage points to 100.9 percent for the third quarter, compared to 94.1 percent for the same period in 2015. We attribute the majority of the 6.8 percentage point increase in the combined ratio to an increase in large losses, which we define as losses greater than $500 thousand, and higher catastrophe losses. The increase in large losses were primarily in our commercial property line of business, mostly due to commercial fire losses, which contributed 4.4 percentage points of the increase in the GAAP combined ratio. The increase in catastrophe losses in third quarter 2016 as compared to the same period in 2015, accounted for 2.0 percentage points of the increase in the GAAP combined ratio.

Expense Levels

The expense ratio for the third quarter was 30.2 percentage points, compared to 31.2 percentage points for the third quarter of 2015.

"Our expense ratio continues to decline and is approaching our expectations." stated Ramlo. "We continue to look for efficiencies to manage our expenses as we strive to reach an annual expense ratio of 30.0 percentage points."

Life Segment

The life insurance segment had net income of $0.7 million ($0.03 per diluted share) for the third quarter, compared to $1.5 million ($0.06 per diluted share) for the third quarter of 2015. Year-to-date, net income for the life insurance segment totaled $0.8 million ($0.03 per diluted share) compared to $3.8 million ($0.15 per diluted share).

"We continue to execute our strategy to write more traditional life products," stated Ramlo. "Sales of traditional life products remain strong as we continue to expand geographically. We are in the process of repricing our traditional life products to continue to maintain profitability. These pricing changes are anticipated to go into effect in 2017. We are also working on creating efficiencies in our life segment such as our recent automation of our deferred annuity application process by implementing e-application and e-signature in the third quarter."

Net premiums earned increased 0.8 percent to $20.6 million for the third quarter, compared to $20.4 million for the third quarter of 2015. Year-to-date, net premiums earned increased to $62.9 million, compared to $53.4 million for the same period in 2015. The increase was primarily due to an increase in sales of single premium whole life policies.

Net investment income decreased 5.0 percent to $12.7 million for the third quarter, compared to $13.3 million for the third quarter of 2015. Year-to-date, net investment income decreased 5.5 percent to $38.4 million, compared to $40.6 million for the same period in 2015. The decrease is primarily due to declining reinvestment interest rates.

Losses and loss settlement expenses increased $0.4 million and $2.3 million for the three- and nine-month periods ended September 30, 2016, respectively, compared to the same periods in 2015. The increase in the three- and nine-month periods ended September 30, 2016 was due to an increase in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits increased by $1.3 million and $10.1 million during the three- and nine-month periods ended September 30, 2016, respectively, compared to the same periods in 2015, due to an increase in sales of single premium whole life policies.

Deferred annuity deposits decreased 16.1 percent and 24.2 percent, respectively, for the three- and nine-month periods ended September 30, 2016, compared to the same period of 2015. We continue to execute our strategy to maintain profitability rather than market share, as spreads increased 20 basis points in 2016 as compared to the same period of 2015.

Net cash outflow related to our annuity business was $23.8 million for the third quarter compared to a net cash outflow of $27.3 million in the same period in 2015. We attribute this to our strategy to maintain profitability on annuity products as previously described.

Capital Management

During the third quarter, we declared and paid a $0.25 per share cash dividend to shareholders of record on September 1, 2016. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. As of the date of this release, we are authorized by the Board of Directors to purchase an additional 2,961,394 shares of common stock under our share repurchase program, which expires in August 2018. During the third quarter, 67,492 shares were repurchased under the program at a total cost of $2.9 million and an average share price of $42.48.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 2, 2016 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter 2016 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 16, 2016. The replay access information is toll-free 1-877-344-7529; conference ID no. 10094325.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs161102. The archived audio webcast will be available until November 16, 2016.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,350 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on February 26, 2016. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: operating income and net written premiums. The Company has also disclosed certain data according to statutory accounting rules as defined by the National Association of Insurance Commissioners' ("NAIC") Accounting Practices and Procedures Manual. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Operating income: Operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2016	2015	Change %	2016	2015	Change %
Income Statement Data
Net income	$12,368	$19,534	(36.7)%	$37,909	$58,231	(34.9)%
Less: after-tax net realized investment gains	1,684	628	168.2%	4,057	1,704	138.1%
Operating income	$10,684	$18,906	(43.5)%	$33,852	$56,527	(40.1)%
Diluted Earnings Per Share Data
Net income	$0.48	$0.77	(37.7)%	$1.47	$2.31	(36.4)%
Less: after-tax net realized investment gains	0.07	0.02	250.0%	0.15	0.06	150.0%
Operating income	$0.41	$0.75	(45.3)%	$1.32	$2.25	(41.3)%

Net Written premium: State laws require us to calculate and report certain data according to statutory accounting rules as defined by the NAIC Accounting Practices and Procedures Manual. While not a substitute for any GAAP measure of performance, statutory data is publicly available and is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Under statutory accounting rules, written premiums are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premiums are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net earned premium is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premium written applicable to the unexpired term of insurance policy in force. The difference between net earned premium and net written premium is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Earned Premium Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2016	2015	Change %	2016	2015	Change %
Premiums:
Net earned premiums	$260,069	$239,421	8.6%	$754,854	$681,817	10.7%
Less: change in unearned premiums	7,163	2,951	142.7%	(53,688)	(50,097)	(7.2)%
Less: change in prepaid reinsurance premiums	(151)	(75)	(101.3)%	211	266	(20.7)%
Net written premium	$253,057	$236,545	7.0%	$808,331	$731,648	10.5%

Supplemental Tables

Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2016	2015	Change %	2016	2015	Change %
Revenue Highlights
Net premiums earned	$260,069	$239,421	8.6%	$754,854	$681,817	10.7%
Net investment income	26,690	24,050	11.0%	73,421	74,205	(1.1)%
Total revenues	289,494	264,560	9.4%	834,952	758,962	10.0%
Income Statement Data
Net income	12,368	19,534	(36.7)%	37,909	58,231	(34.9)%
Less: after-tax net realized investment gains	1,684	628	168.2%	4,057	1,704	138.1%
Operating income(1)	$10,684	$18,906	(43.5)%	$33,852	$56,527	(40.1)%
Diluted Earnings Per Share Data
Net income	$0.48	$0.77	(37.7)%	$1.47	$2.31	(36.4)%
Less: after-tax net realized investment gains	0.07	0.02	250.0%	0.15	0.06	150.0%
Operating income(1)	$0.41	$0.75	(45.3)%	$1.32	$2.25	(41.3)%

Catastrophe Data
Pre-tax catastrophe losses	$12,531	$6,955	80.2%	$52,397	$27,336	91.7%
Effect on after-tax earnings per share	0.32	0.18	77.8%	1.32	0.71	85.9%
Effect on combined ratio	5.2%	3.2%	62.5%	7.6%	4.4%	72.7%

Favorable reserve development experienced on prior accident years	$710	$686	3.5%	$27,072	$24,129	12.2%

Combined ratio	100.9%	94.1%	7.2%	99.5%	93.9%	6.0%
Return on equity				5.5%	9.3%	(40.9)%
Cash dividends declared per share	$0.25	$0.22	13.6%	$0.72	$0.64	12.5%
Diluted weighted average shares outstanding	25,815,346	25,379,348	1.7%	25,711,014	25,171,881	2.1%
(1) Operating income is an non-GAAP Financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.

Consolidated Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Revenues
Net premiums written(1)	$253,057	$236,545	$808,331	$731,648
Net premiums earned	$260,069	$239,421	$754,854	$681,817
Investment income, net of investment expenses	26,690	24,050	73,421	74,205
Net realized investment gains	2,590	966	6,241	2,622
Other income	145	123	436	318
Total Revenues	$289,494	$264,560	$834,952	$758,962

Benefits, Losses and Expenses
Losses and loss settlement expenses	$176,555	$144,526	$499,095	$421,297
Increase in liability for future policy benefits	14,091	12,784	42,645	32,503
Amortization of deferred policy acquisition costs	54,116	48,697	156,932	135,526
Other underwriting expenses	24,574	26,161	76,099	73,241
Interest on policyholders’ accounts	4,983	5,568	15,368	18,207
Total Benefits, Losses and Expenses	$274,319	$237,736	$790,139	$680,774

Income before income taxes	15,175	26,824	44,813	78,188
Federal income tax expense	2,807	7,290	6,904	19,957
Net income	$12,368	$19,534	$37,909	$58,231
(1) Net premiums written is a non-GAAP Financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net earned premiums.

Consolidated Balance Sheet
	September 30, 2016	December 31, 2015
(In Thousands)
Total invested assets:
Property and casualty segment	$1,735,153	$1,647,666
Life insurance segment	1,517,996	1,495,094
Total cash and investments	3,394,093	3,249,209
Total assets	4,107,037	3,890,376
Future policy benefits and losses, claims and loss settlement expenses	$2,445,806	$2,376,253
Total liabilities	3,147,857	3,011,479
Net unrealized investment gains, after-tax	$179,784	$128,369
Total stockholders’ equity	959,180	878,897

Property & Casualty Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2016	2015	2016	2015
Revenues
Net premiums earned	$239,469	$218,993	$691,976	$628,396
Investment income, net of investment expenses	14,027	10,716	35,017	33,582
Net realized investment gains	2,129	732	4,832	316
Total Revenues	$255,625	$230,441	$731,825	$662,294

Benefits, Losses and Expenses
Losses and loss settlement expenses	$169,303	$137,696	$475,568	$400,087
Amortization of deferred policy acquisition costs	52,240	46,847	151,216	130,305
Other underwriting expenses	20,047	21,505	61,469	59,625
Total Benefits, Losses and Expenses	$241,590	$206,048	$688,253	$590,017

Income before income taxes	$14,035	$24,393	$43,572	$72,277
Federal income tax expense	2,407	6,373	6,489	17,857
Net income	$11,628	$18,020	$37,083	$54,420

GAAP combined ratio:
Net loss ratio - excluding catastrophes	65.5%	59.7%	61.1%	59.3%
Catastrophes - effect on net loss ratio	5.2	3.2	7.6	4.4
Net loss ratio	70.7%	62.9%	68.7%	63.7%
Expense ratio	30.2	31.2	30.8	30.2
Combined ratio	100.9%	94.1%	99.5%	93.9%

Life Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2016	2015	2016	2015
Revenues
Net premiums earned	$20,600	$20,428	$62,878	$53,421
Investment income, net of investment expenses	12,663	13,334	38,404	40,623
Net realized investment gains	461	234	1,409	2,306
Other income	145	123	436	318
Total Revenues	$33,869	$34,119	$103,127	$96,668

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,252	$6,830	$23,527	$21,210
Increase in liability for future policy benefits	14,091	12,784	42,645	32,503
Amortization of deferred policy acquisition costs	1,876	1,850	5,716	5,221
Other underwriting expenses	4,527	4,656	14,630	13,616
Interest on policyholders’ accounts	4,983	5,568	15,368	18,207
Total Benefits, Losses and Expenses	$32,729	$31,688	$101,886	$90,757

Income before income taxes	$1,140	$2,431	$1,241	$5,911
Federal income tax expense	400	917	415	2,100
Net income	$740	$1,514	$826	$3,811

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(In Thousands)
Net Premiums Written(1)
Property & casualty insurance segment:
Commercial lines:
Other liability(2)	$70,961	$65,750	$230,634	$210,032
Fire and allied lines(3)	55,071	52,227	174,870	161,541
Automobile	54,728	47,494	173,340	148,356
Workers’ compensation	23,061	22,990	83,505	76,146
Fidelity and surety	6,416	5,687	19,674	17,594
Miscellaneous	401	(168)	1,367	1,283
Total commercial lines	$210,638	$193,980	$683,390	$614,952

Personal lines:
Fire and allied lines(4)	$12,006	$12,038	$33,245	$33,359
Automobile	7,047	6,602	20,068	18,882
Miscellaneous	298	275	874	813
Total personal lines	$19,351	$18,915	$54,187	$53,054
Reinsurance assumed	2,472	3,229	7,887	10,236
Total property & casualty insurance segment	232,461	216,124	745,464	678,242
Total life insurance segment	20,596	20,421	62,867	53,406
Total	$253,057	$236,545	$808,331	$731,648
(1) Net premiums written is a non-GAAP Financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net earned premiums.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2016			2015
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,784	$32,714	43.7%	$67,752	$32,483	47.9%
Fire and allied lines	56,451	47,086	83.4	51,913	29,534	56.9
Automobile	55,111	53,330	96.8	47,840	45,326	94.7
Workers' compensation	26,766	21,772	81.3	24,721	14,654	59.3
Fidelity and surety	5,711	908	15.9	5,709	(85)	(1.5)
Miscellaneous	453	39	8.6	386	57	14.8
Total commercial lines	$219,276	$155,849	71.1%	$198,321	$121,969	61.5%

Personal lines
Fire and allied lines	$10,986	$6,606	60.1%	$11,084	$9,295	83.9%
Automobile	6,386	6,328	99.1	6,119	4,952	80.9
Miscellaneous	277	(276)	(99.6)	260	116	44.6
Total personal lines	$17,649	$12,658	71.7%	$17,463	$14,363	82.2%
Reinsurance assumed	$2,544	$796	31.3%	$3,209	$1,364	42.5%
Total	$239,469	$169,303	70.7%	$218,993	$137,696	62.9%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2016			2015
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$215,572	$101,378	47.0%	$191,725	$101,162	52.8%
Fire and allied lines	164,503	133,823	81.3	149,732	98,602	65.9
Automobile	157,106	140,397	89.4	136,966	116,588	85.1
Workers' compensation	77,009	53,106	69.0	71,224	36,464	51.2
Fidelity and surety	16,221	432	2.7	15,030	2,540	16.9
Miscellaneous	1,292	357	27.6	1,735	181	10.4
Total commercial lines	$631,703	$429,493	68.0%	$566,412	$355,537	62.8%

Personal lines
Fire and allied lines	$32,794	$25,442	77.6%	$32,990	$24,364	73.9%
Automobile	18,686	16,872	90.3	17,917	12,807	71.5
Miscellaneous	808	319	39.5	759	228	30.0
Total personal lines	$52,288	$42,633	81.5%	$51,666	$37,399	72.4%
Reinsurance assumed	$7,985	$3,442	43.1%	$10,318	$7,151	69.3%
Total	$691,976	$475,568	68.7%	$628,396	$400,087	63.7%